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                     July 26, 2023

       Ramzi Haidamus
       Chief Executive Officer
       PepperLime Health Acquisition Corporation
       548 Market Street, Suite 97425
       San Francisco, CA 94104

                                                        Re: PepperLime Health
Acquisition Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 13, 2023
                                                            File No. 001-40915

       Dear Ramzi Haidamus:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Giovanni Caruso